                           PURCHASE AND SALE AGREEMENT



                                  by and among



                            CASTLE ENERGY CORPORATION
                                       and
                   CASTLE TEXAS PRODUCTION LIMITED PARTNERSHIP

                                       and

                         UNION PACIFIC RESOURCES COMPANY




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                             PURCHASE AND SALE AGREEMENT

                                  TABLE OF CONTENTS

                                                                   Page No.

                             ARTICLE I
                            DEFINITIONS................................  1
      1.1  Defined Terms...............................................  1

                             ARTICLE II
             CLOSING DATE TRANSACTIONS; PURCHASE PRICE.................  5
      2.1  Sale of Assets..............................................  5
      2.2  Purchase Price..............................................  5
      2.3  Adjustments to Purchase Price...............................  6
      2.4  Payment and Calculation of Estimated Adjusted Purchase Price  7
      2.5  Post Closing Adjustment.....................................  7
      2.6  Reinvestment of Condemnation Proceeds.......................  7

                            ARTICLE III
                           TITLE MATTERS...............................  7
      3.1  Title.......................................................  7

                             ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF SELLER.................  7
      4.1  Existence...................................................  8
      4.2  Power.......................................................  8
      4.3  Authorization...............................................  8
      4.4  Brokers.....................................................  8
      4.5  Foreign Person..............................................  8
      4.6  Intentionally Left Blank....................................  8
      4.7  Basic Document..............................................  9
      4.8  Commitment to Make Expenditures.............................  9
      4.9  Sales Contract..............................................  9
      4.10 Production Imbalances.......................................  9
      4.11 Litigation.................................................. 10
      4.12 Inactive Wells.............................................. 10
      4.13 Licenses and Permits........................................ 10
      4.14 Tax Partnerships............................................ 10
      4.15 Compliance with Laws........................................ 10
      4.16 Operated Properties......................................... 11
      4.17 Production Payment.......................................... 11

                                      (i)

                                      ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER........ 11
               5.1  Existence........................................... 11
               5.2  Power............................................... 11
               5.3  Authorization....................................... 11
               5.4  Brokers............................................. 12
               5.5  Further Distribution................................ 12

                                      ARTICLE VI
                          PRE-CLOSING OBLIGATIONS OF SELLER............. 12
               6.1  Operations.......................................... 12
               6.2  Permissions......................................... 12
               6.3  No Shop............................................. 12
               6.4  Expenditures........................................ 12
               6.5  Transfer of Assets.................................. 13
               6.6  Payment of Bills.................................... 13
               6.7  Contribution Agreement and Gas Purchase Agreement... 13
               6.8  Preferential Purchase Rights........................ 14
               6.9  Access to Assets.................................... 14

                                     ARTICLE VII
                         PRE-CLOSING OBLIGATIONS OF PURCHASER........... 15
               7.1  Confidentially...................................... 15
               7.2  Return of Data...................................... 15
               7.3  Indemnity Regarding Access.......................... 15
               7.4  Transition Agreement Election....................... 15

                                     ARTICLE VIII
                            SELLER'S CONDITIONS OF CLOSING.............. 16
               8.1  Representations and Warranties...................... 16
               8.2  Performance......................................... 16
               8.3  Officer's Certificate............................... 16
               8.4  Pending Matters..................................... 16
               8.5  Operatorship Forms.................................. 16
               8.6  Bonds............................................... 16
               8.7  Certain Events...................................... 16
               8.8  Intentionally Left Blank............................ 16
               8.9  Pipeline Contract................................... 16
               8.10 Opinion of Counsel.................................. 17

                                      ARTICLE IX
                          PURCHASER'S CONDITIONS OF CLOSING............. 17
               9.1  Representations and Warranties...................... 17
               9.2  Performance......................................... 17
               9.3  Attorney-in-Fact Certificate........................ 17
               9.4  Pending Matters..................................... 17
               9.5  Certain Events...................................... 17
               9.6  Intentionally Left Blank............................ 17
               9.7  Opinion of Counsel.................................. 17
               9.8  Pipeline Contract................................... 18
               9.9  Liens............................................... 18

                                      (ii)

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                                      ARTICLE X
                                       CLOSING.......................... 18
               10.1 Time and Place of Closing........................... 18
               10.2 Closing Obligations................................. 18

                                      ARTICLE XI
                               POST-CLOSING OBLIGATIONS................. 19
               11.1 Calculation of Adjusted Purchase Price.............. 19
               11.2 Suspended Funds..................................... 20
               11.3 Receipts and Credits................................ 20
               11.4 Assumption of Liabilities; Cross Indemnity.......... 20
               11.5 Further Assurances.................................. 25
               11.6 Termination of Contribution Agreement............... 25

                                     ARTICLE XII
                                     TERMINATION........................ 25
               12.1 Right of Termination................................ 25
               12.2 Effect of Termination............................... 26

                                     ARTICLE XIII
                                        TAXES........................... 26
               13.1 Apportionment of Ad Valorem and Property Taxes...... 26
               13.2 Sales Taxes......................................... 27
               13.3 Other Taxes......................................... 27
               13.4 Cooperation......................................... 27
               13.5 Indemnification for Tax Obligations................. 28

                                     ARTICLE XIV
                                  DOCUMENT RETENTION.................... 29
               14.1 Inspection.......................................... 29
               14.2 Destruction......................................... 29
               14.3 Access.............................................. 29

                                      ARTICLE XV
                       INDEPENDENT INVESTIGATION AND DISCLAIMER......... 30
               15.1 Independent Investigation and Disclaimer............ 30

                                     ARTICLE XVI
                                    MISCELLANEOUS....................... 30
               16.1 Governing Law....................................... 30
               16.2 Entire Agreement.................................... 31
               16.3 Waiver.............................................. 31
               16.4 Captions............................................ 31
               16.5 Assignment.......................................... 31
               16.6 Notices............................................. 31
               16.7 DTPA Waiver......................................... 32
               16.8 Expenses............................................ 32
               16.9 Severability........................................ 32

                                     (iii)

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               16.10 Publicity........................................... 32
               16.11 Use of Names........................................ 32
               16.12 Consequential Damages............................... 33
               16.13 No Third Party Beneficiary.......................... 33
               16.14 Survival Limitation of Liability.................... 33
               16.15 Counterparts; Exhibits.............................. 33
               16.16 Operatorship........................................ 33
               16.17 Environmental Investigation and Report.............. 33
               16.18 Recordable Assignment............................... 34
               16.19 Casualty and Condemnation........................... 34

                                      (iv)
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                             PURCHASE AND SALE AGREEMENT


               This Purchase and Sale Agreement ("Agreement") is made and entered into this 16th day of May, 1997, by and among CASTLE ENERGY CORPORATION, a Delaware corporation ("CASTLE"), CASTLE TEXAS PRODUCTION LIMITED PARTNERSHIP, a Texas limited partnership ("Production") (Castle and Production are jointly referred to herein as "Seller") and UNION PACIFIC RESOURCES COMPANY, a Delaware corporation ("Purchaser"). CASTLE EXPLORATION COMPANY, INC., a Pennsylvania corporation ("Exploration") joins in this Agreement for the limited purposes described herein.


                                       RECITALS

               Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain oil and gas properties and other assets on the terms and conditions set forth in this Agreement.

               NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:


                                      ARTICLE I
                                     DEFINITIONS

               1.1 Defined Terms. The following terms (which shall include both the singular and plural of each term) shall have the following meanings when used in this Agreement:

                   "Adjusted Purchase Price" shall have the meaning given that term in Section 2.3.

                   "Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with, the person or entity in question. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

                   "Allocated Value" shall mean, with respect to any Leasehold Interest subject to a preferential purchase right, the amount set forth in
Exhibit 6.8 under the column entitled "Allocated Value".

                   "Assets" shall mean the Oil and Gas Assets, the Motor Vehicles, Real Estate and Inventory, and the Gas Contracts.

                   "Assumed Obligations" shall have the meaning given that term in Section 11.4(a).

                   "Basic Documents" shall have the meaning given that term in
Section 4.7(a).

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                   "Business Day" means any day except a Saturday, Sunday or
other day on which commercial banks in New York, New York, or Dallas, Texas, are required or authorized by law to be closed.

                   "Claim Notice" shall have the meaning given that term in
Section 11.4(g).

                   "Claimant" shall have the meaning given that term in Section 13.5(b).

                   "Closing" shall have the meaning given that term in Section 10.1.

                   "Closing Date" shall have the meaning given that term in
Section 10.1.

                   "Code" shall mean the Internal Revenue Code as amended.

                   "Corrective Operations" shall have the meaning given that term in Section 11.4(g)(ii).

                   "Documents" shall have the meaning given that term in Section 14.1.

                   "Effective Date" shall have the meaning given that term in
Section 2.1(a).

                   "Gas Contracts" shall mean all right, title and interest of Seller in and to any gas sale agreements which relate solely to the Leasehold Interests to which Seller is a party as of the Closing Date, together with copies of all relevant files, documents and records relating thereto (other than any of such files, documents and records that Sellers are unable to disclose to Purchaser without waiver of an attorney-client privilege that any Seller deems significant to its legal position or due to a third party restriction on assignment or disclosure with respect to which Production is unable, after reasonable efforts (which shall not include the payment of any funds or other consideration) to secure a waiver).

                   "Indemnified Party" shall have the meaning given that term in
Section 11.4.

                   "Indemnifying Party" shall have the meaning given that term in Section 11.4(g).

                   "Indemnitor" shall have the meaning given that term in
Section 13.5(b).

                   "Knowledge" shall mean the knowledge of an individual who is an employee of a Seller or any Affiliate of a Seller and who has supervisory responsibility over the matter in question.

                   "Lawsuit Liabilities" shall mean all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the lawsuits listed on
Exhibit 1.1 as the same may be amended or refiled (except to the extent any claims raised in such amendments or refilings relate to periods of time subsequent to the

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Effective Date and are covered by Purchaser's indemnity of Sellers pursuant to
Sections 11.4(a)(iii) or (d).

                   "Leasehold Interests" shall have the meaning given that term in the definition of "Oil and Gas Assets."

                   "Losses" shall have the meaning given that term in Section 11.4(b).

                   "Motor Vehicles, Real Estate and Inventory" shall mean the assets described in Exhibit B.

                   "Oil and Gas Assets" shall mean all right, title and interest of each Seller in and to the following properties and assets:

                   (a) The oil, gas and mineral leasehold estates and other real property and mineral interests described in Exhibit A; together with (i) all rights of each Seller in respect of all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) and (ii) all other right, title and interest of each Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Exhibit A (including, without limitation, interests in oil, gas and/or mineral leases covering such lands, overriding royalties, production payments and net profits interests in such lands or such leases, royalty interests and other interests in such oil, gas and other minerals), whether such lands be described in a description set forth in such Exhibit A, be covered by the oil, gas and mineral leasehold estates and other real property and mineral interests described in Exhibit A or be described in such Exhibit A by reference to another instrument (and without limitation by any depth limitations that may be set forth in such Exhibit A or in any such instrument so referred to for description), even though such Seller's interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit A (the foregoing interests being collectively referred to herein as the "Leasehold Interests");

                   (b) All presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate solely to the Leasehold Interests or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

                   (c) All materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other

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equipment), and all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held solely for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

                   (d) 55,000 feet of 4 1/2 inch and 8,000 feet of 8 5/8 inch casing;

                   (e) The contract to drill the Leath #5, Leath #6, Alford B-4, Beck #5 and Busby #5 at $23.75 foot between Seller and FWA Drilling, Inc. dated April 2, 1997 (the "FWA Contract"); and

                   (f) To the extent same relate to the properties described in subsections (a)-(c) above and do not include any interpretive data prepared by or for the benefit of Seller, tax returns or other confidential tax information, all of each Seller's (i) lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial accounting records) and copies of computer records for revenue distribution and joint interest billings, (ii) to the extent same are assignable pursuant to the terms of the applicable contracts or instruments after the use by such Seller of reasonable efforts (which shall not include the payment of any funds or other consideration) to effect such assignment, copies of all non-proprietary geophysical, geological and seismic data and records, surveys and electric logs,
(iii) copies of all proprietary geophysical, geological and seismic data and records, surveys and electric logs to the extent such Seller may provide such copies under such terms without accounting to any third party after the use by such Seller of reasonable efforts (which shall not include the payment of any funds or other consideration) to obtain such third party's approval, and (iv) all other relevant files, documents and records;

                   (g) The compressor rental contracts dated January 3, 1997 with Hanover Compression Company for five compressors requiring payments of $30,000 (in the aggregate) per month for a period of 18 months (the "Compressor Contracts");

                   (h) The building referred to as the Castle Texas Production Office Building as described in Exhibit B; and

                   "Performing Party" shall have the meaning given that term in
Section 11.4(g)(ii).

                   "Pipeline Contract" shall mean the contract dated of even date herewith between Castle Texas Pipeline Limited Partnership, a Texas limited partnership ("Castle Pipeline"), as seller and Union Pacific Intrastate Pipeline Company as purchaser for the intrastate pipeline system owned by Castle Pipeline in Rusk County, Texas.

                   "Property Taxes" shall have the meaning given that term in
Section 13.1.

                   "Production Payment" means the production payment reserved by Atlantic Richfield Company ("ARCO") pursuant to the Assignment and Bill of Sale dated effective as of 7:00 a.m. Central Standard Time on February 1, 1992 from ARCO to Castle as recorded in Volume 1799, Page 713 of the official records of Rusk County, Texas, which production payment was subsequently assigned to Exploration in 1994, as Castle's nominee.

                   "Property Condition Claim" shall have the meaning given that term in Section 11.4(d).

                   "Purchase Price" shall have the meaning given that term in
Section 2.2.

                   "Purchaser Indemnified Parties" shall have the meaning given that term in Section 11.4(c).

                   "Report" shall have the meaning given that term in Section 16.17.

                   "Seller Indemnified Parties" shall have the meaning given that term in Section 11.4(b).

                   "Transition Agreement" shall have the meaning given that term in Section 10.2(i).


                                   ARTICLE II
                    CLOSING DATE TRANSACTIONS; PURCHASE PRICE

               2.1  Sale of Assets.

                   (a) On the Closing Date, but effective as of 7:00 a.m. Central Daylight Time on May 1, 1997, (the "Effective Date") and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, or cause to be sold and conveyed, the Assets to Purchaser, and Purchaser agrees to purchase and pay for, the Assets and assume the Gas Contracts.

                   (b) On the Closing Date Exploration shall assign and Purchaser shall receive the Production Payment.

                   (c) All amounts required to be paid by any party hereto to another party hereto shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two Business Days prior to the Closing Date.

               2.2 Purchase Price. The purchase price for the Assets shall be Fifty Million Forty-Two Thousand and No/100 Dollars ($50,042,000.00) (the "Purchase Price"), which amount shall be adjusted as provided in Section 2.3.

               2.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows (the resulting amount being herein referred to as the "Adjusted Purchase Price"):

                   (a) The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and in accordance with generally accepted accounting principles consistently applied):

                         (i) the amount as determined on the accrual basis of
all expenses incurred by Seller, (other than amounts covered by clause (ii) following and expenses incurred in violation of the $50,000 limitation contained in Section 6.4) that are attributable to the Assets and to the period of time between the Effective Date and the Closing Date, including without limitation, lease operating expenses, capital expenditures, royalties, ad valorem, property and similar taxes and assessments, severance, sales and production taxes (but excluding income taxes and franchise taxes), rentals and similar charges, amounts billed under applicable operating agreements and prepaid expenses; and

                         (ii) to the extent paid by Seller, the amounts paid by
Seller for (1) reworks not to exceed $276,773 as described on Exhibit 2.3(a)(ii); (2) the casing described in the definition of "Oil and Gas Assets" not to exceed $345,000; (3) the amounts incurred and paid by Seller under the FWA Contract prior to the Closing Date.

                         (iii)as a charge for administrative overhead incurred
by Seller in connection with the operation of the Assets during the period beginning on the Effective Date and ending on the Closing Date, an amount equal to the sum of $31,000 per month.

                   (b) The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles consistently applied):

                         (i) the amount of all proceeds earned by Seller,
including outside interests' share of operating fees, (other than proceeds from the exercise by third parties of preferential rights to purchase all or any portion of the Leasehold Interests, but including proceeds received by Seller that are owed to royalty owners) and by Exploration from the Production Payment that are attributable to the ownership or operation of the Assets after the Effective Date and to the period of time between the Effective Date and the Closing Date;

                         (ii) an amount equal to the value of the Leasehold
Interests with respect to which preferential purchase rights have been exercised in accordance with Section 6.8; and

                         (iii) One Million Five Hundred Seventy Five Thousand
and No/100 Dollars ($1,575,000.00), in respect of amounts owed as of March 31, 1997 by Seller to any other party under gas balancing or similar written arrangements affecting the Assets as the result of Seller being an overproduced party in respect of the Assets as of March 31, 1997 (after deducting amounts owed as of March 31, 1997 to Seller by any other party under any such gas balancing arrangements as the result of Seller being an underproduced party in respect of the Assets as of March 31, 1997), as more particularly set forth in
Exhibit 4.10 attached hereto. An amount shall also be deducted from or added to the Purchase Price payable under Section 2.2 hereof representing an adjustment from April 1, 1997 through the Closing Date in accordance with Section 11.1 hereof using the same methodology utilized in calculating this amount at March 31, 1997.

               2.4 Payment and Calculation of Estimated Adjusted Purchase Price. Seller shall prepare and deliver to Purchaser, at least five Business Days prior to the Closing Date, Seller's estimate of the Adjusted Purchase Price to be paid at Closing, together with a statement setting forth Seller's estimate of the amount of each adjustment to the Purchase Price to be made pursuant to Section
2.3. The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the Adjusted Purchase Price (calculated based on Seller's and Purchaser's agreed upon estimated adjustments and Seller's estimation of any such disputed amounts) shall be paid at Closing, subject to further post-Closing adjustment in accordance with Section 11.1.

               2.5 Post Closing Adjustment. Within five Business Days after the final determination of the Adjusted Purchase Price in accordance with Section
11.1 or otherwise, Purchaser shall pay to Seller or Seller shall pay to Purchaser the amount by which such final Adjusted Purchase Price is greater than or less than, respectively, the estimated Adjusted Purchase Price calculated pursuant to Section 2.4.

               2.6 Reinvestment of Condemnation Proceeds. Pursuant to Code
Section 1033(g), Purchaser intends to acquire the Assets as a reinvestment in like-kind property for the 1994 disposition of its Wilmington Field, California converted property.


                                   ARTICLE III
                                  TITLE MATTERS

               3.1 Title. Seller does not warrant title to the Leasehold Interests.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller represents and warrants to Purchaser that:

               4.1 Existence. Castle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of Texas. Production is a Texas limited partnership and is duly qualified to carry on its business in the State of Texas. Exploration is a Pennsylvania corporation.

               4.2 Power. Castle, Exploration and Production have the corporate power and partnership power, respectively, and authority to enter into and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Seller and Exploration, and the consummation by each such party of the transactions contemplated hereby, will not violate (a) any provision of the certificate of incorporation or bylaws of such party or partnership agreement, as the case may be, (b) except as set forth on Exhibit 4.2, any material agreement or instrument to which such party is a party or by which such party or any of the Assets are bound, (c) any judgment, order, ruling, or decree applicable to such party as a party in interest, or (d) any law, rule or regulation applicable to such party.

               4.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate and partnership action on the part of Castle, Exploration and Production, respectively. This Agreement has been duly executed and delivered on behalf of each Seller and Exploration, and at the Closing all documents and instruments required hereunder to be executed and delivered by each Seller and Exploration, shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of each Seller and Exploration, enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               4.4 Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Purchaser; and any such obligation or liability that might exist shall be the sole obligation of Seller.

               4.5 Foreign Person. Seller is not a "foreign person" within the meaning of the Code, Sections 1445 and 7701 (i.e. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

               4.6  Intentionally Left Blank.

               4.7 Basic Document.

                    (a) To the knowledge of each Seller, the Gas Contracts and the material contracts and agreements comprising a part of the Assets (other than the oil, gas and/or mineral leases that comprise a part of the Oil and Gas Assets)(such Gas Contracts and such material contracts and agreements being herein called the "Basic Documents"), are in full force and effect and constitute valid and binding obligations of the parties thereto, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); all contracts and agreements which are Basic Documents are disclosed on Exhibit A or
4.9 and Seller has not transferred, assigned, conveyed or encumbered its interest therein.

                    (b) No Seller is in breach or default of its obligations under the Basic Documents, and to each Seller's knowledge no breach or default by any third party exists, in either case to the extent such breach or default, whether by a Seller or a third party, could materially and adversely affect, after the Effective Date, the ownership, operation, value or use of any Asset by the Purchaser.

                    (c) Seller have, pursuant to the terms of the Basic Documents, the oil, gas and/or mineral leases that comprise a part of the Oil and Gas Assets all rights material to the ownership or operation of the Assets in the manner in which the same are presently being owned or operated.

               4.8 Commitment to Make Expenditures. Since the Effective Date,
(a) except as permitted by Section 6.4 and Section 6.5, the Sellers have incurred no expenses, and have made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Date, other than routine expenses incurred in the normal operation of the Assets, and (b) Sellers have not plugged and abandoned any wells comprising any part of the Oil and Gas Assets. No proposals are currently outstanding (whether made by a Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations other than normal operation of the Assets, or to plug and abandon any wells on the Oil and Gas Assets.

               4.9 Sales Contract. All Gas Contracts and all agreements or arrangements for the purchase, sale or transportation of hydrocarbons relating to the Assets are referenced in Exhibit 4.9 or Exhibit A hereto, other than agreements or arrangements which are cancelable on 60 days' notice or less without penalty or detriment.

               4.10 Production Imbalances. Neither Seller, nor to Seller's knowledge any other party, has received prepayments (including, but not limited to, payments for gas not taken pursuant to "take-or-pay" arrangements) for any oil or gas produced from the Oil and Gas

Assets as a result of which the obligation does (or may) exist to deliver oil or gas produced from the Oil and Gas Assets after the Effective Date without then receiving full payment therefor or to make repayments in cash (and Seller has not, since the Effective Date, so delivered any oil or gas from the Oil and Gas Assets or so made any such repayment in cash). Except as reflected in Exhibit 4.10, there is no Oil and Gas Asset with respect to which Seller has, as of March 31, 1997, taken more (referred to herein as "over-produced") or less (referred to herein as "under-produced") production from the wells located on such Oil and Gas Asset (or on the units in which such Oil and Gas Asset participates) than the ownership of Seller in such Oil and Gas Asset would entitle Seller (absent any gas balancing agreement or arrangement) to receive. For each Oil and Gas Asset listed in Exhibit 4.10, such exhibit reflects the following information as of March 31, 1997: (a) whether Seller is in an over-produced or under-produced position and (b) the amount (expressed in terms of volume) of such over-production or under-production.

               4.11 Litigation. Except as set forth on Exhibit 1.1, there are no judicial or administrative suits, actions, investigations, inquiries or proceedings with respect to which a Seller has received service of process, or that have been threatened and, if adversely determined, would materially and adversely affect the ownership or operation of the Assets, that affect the Assets or the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

               4.12 Inactive Wells. Except for wells listed in Exhibit 4.12, as of the Effective Date, there were no wells located on the Oil and Gas Assets or on lands pooled or unitized therewith that have not produced oil, gas or other hydrocarbon minerals for a period of 90 consecutive days immediately prior to such date.

               4.13 Licenses and Permits. Except as set forth on Exhibit 4.13, Sellers have all governmental licenses and permits material to the ownership or operation of the Assets as presently being owned and operated and, to the knowledge of each Seller, such licenses, permits and filings are in full force and effect. As of the Effective Date, there were no uncured violations in respect of such licenses or permits with respect to which Sellers received written notice prior to the Effective Date and since the Effective Date, Sellers have not received written notice of any violations in respect of any such licenses or permits.

               4.14 Tax Partnerships. Seller has no knowledge of the existence of any tax partnership agreements affecting or governing the Assets. Seller is not filing any tax partnership returns with respect to the Assets and has not received any notices of delinquency from the Internal Revenue Service in connection with any federal returns of partnership income for the Assets.

               4.15 Compliance with Laws. The ownership and operation of those Assets operated by each Seller and, to the best of such Seller's knowledge, the ownership and operation of Assets not operated by such Seller, to the extent that non-conformance could materially and adversely affect the ownership, operation, value or use thereof after the Effective Date, has been in conformity, in all material respects, with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction, relating to the Assets. In addition, as to Assets operated by each Seller, and (to such Seller's knowledge) as to Assets operated by others, all oil and gas wells comprising a part of the Assets have been drilled and completed within the boundaries of the applicable leases or within limits otherwise permitted by applicable law or a valid and enforceable pooling, unit or other agreement or contract. No well comprising a part of the Assets is or was subject to any penalty on allowables after the Effective Date because of any over-production (or any other judgments, orders or decrees of any court or governmental authority or agency) which would (or did) prevent such well from being entitled to its full legal and regular allowable (as prescribed by any court or governmental body or agency) from and after the Effective Date.

               4.16 Operated Properties. Sellers are the operator of all of the wells and units listed in Exhibit A.

               4.17 Production Payment. Exploration hereby represents and warrants that it has not transferred, assigned, mortgaged, pledged or otherwise disposed of or encumbered all or any portion of its interest in the Production Payment other than to CNB Bank.


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser represents and warrants to Seller that:

               5.1 Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of Texas and in any other jurisdiction where the nature of its operations or properties requires it to be so qualified.

               5.2 Power. Purchaser has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. Subject to rights to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not violate (a) any provision of the certificate of incorporation or bylaws of the Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) any law, rule or regulation applicable to Purchaser.

               5.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required here under to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               5.4 Brokers. Purchaser has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Seller; and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

               5.5 Further Distribution. Purchaser is acquiring the Leasehold Interests for its own account and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations pertaining to it or a distribution thereof in violation of any applicable securities laws.


                                   ARTICLE VI
                        PRE-CLOSING OBLIGATIONS OF SELLER

               6.1 Operations. From the date of execution of this Agreement until Closing (the "Interim Period"), except as otherwise approved by Purchaser, Seller shall operate the Oil and Gas Assets as would a reasonably prudent operator of similar properties and shall cause the Gas Contracts to be performed in accordance with past practices, and in each case, in conformity (in all material respects) with all applicable laws, and all applicable rules, regulations and orders of all governmental agencies having jurisdiction, and in conformity in all material respects with all Basic Documents.

               6.2 Permissions. During the Interim Period, Seller will use reasonable efforts to obtain all permissions, approvals, and consents of federal, state and local governmental authorities and others as may be required to consummate the transactions contemplated here under (excluding governmental permissions, approvals and consents which are customarily obtained after the consummation of transactions of the type contemplated hereunder).

               6.3 No Shop. From April 23, 1997, until the earlier of Closing or termination of this Agreement, Seller, shall not, directly or indirectly, initiate discussions with, or otherwise solicit from, any person or entity any proposals or offers relating to, or deliver information to any person or entity for purposes of evaluating, one or more transactions of the type contemplated hereunder involving the Assets, except as may be contemplated by this Agreement or required by applicable law.

               6.4 Expenditures. Each Seller will not expend any funds, or make any commitments to expend funds (including, without limitation, entering into new agreements which would obligate Seller to expend funds), or otherwise voluntarily incur any other obligations or liabilities, in connection with the ownership or operation of the Assets after the date hereof, other than (i) the contract to drill five wells at pursuant to the FWA Contracts, (ii) the reworks described in 2.3(a)(ii), and (iii) as required by law or governmental order or regulation, in connection with an emergency or as a part of routine expenses incurred or commitments made in the normal operation of the Assets (it being agreed that expenditures or commitments with respect to a particular operation or matter of less than $50,000, and expenditures or commitments with respect to a particular operation or matter in excess of $50,000 to which Purchaser has consented, shall be deemed to have been made as a part of routine expenses in the normal operation of the Assets). Except as required by law or governmental order or regulation or in connection with an emergency, each Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing properties comprising the Assets, or propose the plugging and abandonment of any wells on the Oil and Gas Assets; each Seller will advise Purchaser of any such proposals made by third parties (and will respond to each such proposal made by a third party in the manner requested by Purchaser).

               6.5 Transfer of Assets. During the Interim Period, each Seller will not sell, mortgage, encumber, transfer or abandon any portion of the Assets other than in the ordinary course of business consistent with past practices or in connection with the exercise by third parties of preferential rights to purchase any of the Assets. Each Seller will not, without Purchaser's consent, voluntarily release (or to the extent within such Seller's control, permit to terminate), or modify or reduce its rights under, any oil, gas and/or mineral lease forming a part of the Oil and Gas Assets or (except as provided below with respect to production sales contracts) any other Basic Document, or enter (except as provided below with respect to production sales contracts) into any new agreements which would be Basic Documents, or (except as provided below) modify any existing production sales contracts or enter into any new production sales contracts (even if the same are not, or, if new, would not be, Basic Documents); provided that, if the same would not cause the representations set forth in Section 4.9 to be untrue, and so long as it does so in the ordinary course of business and as would a prudent operator, each Seller may (without Purchaser's consent) enter into new production sales contracts (such Seller's rights under which would then become part of the Assets) in addition to (or in replacement of) existing production sales contracts and may modify existing production sales contracts. Each Seller will advise Purchaser of any requests or proposals for any such modifications, or any such new agreements that require Purchaser's consent.

               6.6 Payment of Bills. Each Seller will cause all undisputed expenses (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Assets and all severance, production, windfall profit and similar taxes) and liabilities relating to the ownership or operation of the Assets prior to the date of Closing to be promptly paid and discharged.

               6.7 Contribution Agreement and Gas Purchase Agreement. Seller shall use its reasonable best efforts to terminate before the Closing Date (i) the Contribution Agreement dated as of August 1, 1993 between, among others, Seller and MG Natural Gas Corporation, and (ii) the May 1, 1993 Gas Purchase Contract between Castle Production Corporation and MG Natural Gas Corp., as amended.

               6.8 Preferential Purchase Rights. (a) Promptly following the date hereof, Seller shall send letters to the parties shown in Seller's records as holding preferential purchase rights covering the Leasehold Interests listed on
Exhibit 6.8, requesting a waiver of such rights as they may apply to the transactions contemplated by this Agreement. With respect to each such preferential purchase right for which no waiver is received on or before the Closing Date, Seller shall send to the holder of such right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Leasehold Interests covered by such right on the terms hereof and for the Allocated Value of such Leasehold Interests, subject to adjustments in price in the same manner that the Purchase Price is adjusted pursuant to
Article II of this Agreement. Promptly following the sending of same, Seller shall deliver to Purchaser a copy of any letters and notices delivered to the holders of preferential purchase rights pursuant to this Section 6.8(a).

                    (b) All Leasehold Interests for which a preferential purchase right has not been asserted prior to the Closing by the holder of such right shall be sold to Purchaser at the Closing pursuant to the provisions of this Agreement. If, prior to June 30, 1997, any holder of a preferential purchase right notifies Seller that it intends to consummate the purchase of the Leasehold Interests to which its preferential purchase right applies, then Purchaser shall convey such Leasehold Interest to Seller, free and clear of all liens, claims, encumbrances and title defects that arise by, through or under an act of Seller, and the Purchase Price shall be reduced by the Allocated Value of such Leasehold Interests; provided, however, that if the holder of such preferential right fails to consummate the purchase of the Leasehold Interests covered by such right, then within 90 days following the Closing Date, Seller may so notify Purchaser, and within 15 days after Purchaser's receipt of such notice from Seller, subject to the terms hereof (to the extent applicable), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Leasehold Interests to which the preferential purchase right applied for a price equal to the Allocated Value of such Leasehold Interests adjusted pursuant to the provisions of Section 2.3 above).

               6.9 Access to Assets. Prior to the Closing Date, each Seller shall grant the Purchaser access during Seller's normal business hours, upon reasonable notice, to the Assets and to all records relating to the Assets except those records that Seller is unable to make available to the Purchaser without waiver of an attorney-client privilege that Seller deems significant to its legal position or due to a third party restriction on disclosure with respect to which Seller is unable, after reasonable efforts (which shall not include the payment of funds or other consideration), to secure a waiver. Such Assets and records will be made available at their present locations. Prior to the Closing Date, Seller agrees to cooperate with Purchaser should Purchaser desire to contact individuals presently employed by Sellers in connection with the Assets for possible employment by Purchaser after the Closing.

                                  ARTICLE VII
                      PRE-CLOSING OBLIGATIONS OF PURCHASER

               7.1 Confidentially. Except with respect to any disclosure that may be required by applicable law or by the applicable rules or regulations of any governmental body or stock exchange, Purchaser shall cause (a) any information relating to the terms of the transactions contemplated hereunder, and (b) the information and data furnished or made available by Seller to Purchaser and its officers, employees, and representatives in connection with this Agreement or Purchaser's investigation of the Assets, to be maintained in confidence and not to be used or disclosed for any purpose other than in connection with this Agreement or Purchaser's investigation of the Assets; provided, however, that solely with respect to information of the type described in clauses (a) and (b) preceding, the foregoing obligation shall terminate on the earlier to occur of (i) the Closing, (ii) such time as the information or data in question is disclosed to Purchaser by a third party that is not obligated to Seller to maintain same in confidence, or (iii) such time as the information or data in question becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation.

               7.2 Return of Data. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Sellers to Purchaser, its officers, employees and representatives in connection with this Agreement or Purchaser's investigation of the Assets, and Purchaser agrees not to retain any copies of any such information or data (except to the extent Purchaser reasonably believes that the retention of copies of any such information or data may be relevant to the resolution of any then existing disputes between Purchaser and Seller regarding the rights of such parties under this Agreement).

               7.3 Indemnity Regarding Access. Purchaser agrees to protect, indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all claim, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection with personal injuries, including death or property damage arising out of or relating to the access granted to Purchaser, its officers, employees, and representatives to the Assets and to any records and other information relating thereto as permitted under this Agreement, regardless of whether such injuries, death or damages are caused in whole or part by the sole, partial or concurrent negligence of the Seller Indemnified Parties. It is the expressed intention of parties hereto that the indemnity provided for by this Section 7.3 constitutes an agreement by Purchaser to indemnify and protect the Seller Indemnified Parties from the consequences of their own negligence, regardless of whether that negligence is the sole or a concurring cause of the injury, death or damage. Purchaser further agrees that access to certain of the Assets shall be conditioned upon Purchaser, its agents, employees, representatives or contractors executing appropriate request for access forms as may be required by Seller.

               7.4 Transition Agreement Election. Purchaser may elect to not enter into the Transition Agreement provided that it notifies Seller of such election no later than three Business Days prior to the Closing Date.

                                  ARTICLE VIII
                         SELLER'S CONDITIONS OF CLOSING

               Each Seller's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

               8.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article V shall be true and correct in all material respects on the Closing Date as though made on and as of that date; provided, however, for the purposes of this Section 8.1, in determining whether this condition has been satisfied, any representation and warranty of Purchaser contained in this Agreement which is qualified by (i) materiality shall be read and interpreted as if such qualification was not included therein (it being the intent of the parties not to apply a double materiality threshold), and (ii) knowledge shall be read and interpreted as if such qualification was not included therein.

               8.2 Performance. Purchaser shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing Date.

               8.3 Officer's Certificate. Purchaser shall have delivered to Seller a certificate of a corporate officer, dated the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

               8.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

               8.5 Operatorship Forms. Change of operatorship forms as may be required by applicable governmental authorities shall have been prepared and executed by Purchaser.

               8.6 Bonds. To the extent same are required by applicable law, Purchaser shall have delivered to Seller either: (a) copies of any bonds, in form and substance and issued by a corporate surety satisfactory to the applicable governmental authorities, covering any Leasehold Interests; or (b) a commitment by a surety company, satisfactory to the applicable governmental authorities, to issue such bonds upon Closing.

               8.7 Certain Events. There shall not have occurred an explosion, fire, blowout, earthquake or adverse geophysical event that has materially and adversely affected the operation or value of the Oil and Gas Assets.

               8.8  Intentionally Left Blank.

               8.9 Pipeline Contract. The transactions contemplated by the Pipeline Contract shall be consummated concurrent with the transactions contemplated by this Agreement.

               8.10 Opinion of Counsel. Seller shall have received the opinion Kerry R. Brittain, Assistant General Counsel for the Purchaser, as to the matters covered by Sections 5.1, 5.2 and 5.3, subject to normal and customary qualifications and exceptions.


                                   ARTICLE IX
                        PURCHASER'S CONDITIONS OF CLOSING

               Purchaser's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date by Purchaser of the following conditions:

               9.1 Representations and Warranties. The representations and warranties of Seller contained in Article IV shall be true and correct in all material respects on the Closing Date as though made on and as of that date; provided, however, for the purposes of this Section 9.1, in determining whether this condition has been satisfied, any representation and warranty of Seller contained in this Agreement which is qualified by (i) materiality shall be read and interpreted as if such qualification was not included therein (it being the intent of the parties not to apply a double materiality threshold), and (ii) knowledge shall be read and interpreted as if such qualification was not included therein.

               9.2 Performance. Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing Date.

               9.3 Attorney-in-Fact Certificate. Seller shall have delivered to Purchaser a certificate of each Seller, dated the Closing Date, certifying on behalf of Seller that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.

               9.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Purchaser in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

               9.5 Certain Events. There shall not have occurred an explosion, fire, blowout, earthquake or adverse geophysical event that has materially and adversely affected the operation or value of the Oil and Gas Assets. Seller agrees to promptly provide notice to Purchaser of the occurrence of any such event.

               9.6  Intentionally Left Blank.

               9.7 Opinion of Counsel. Purchaser shall have received an opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., for Seller, as to the matters covered by Sections 4.1, 4.2 and 4.3, subject to normal and customary qualifications and exceptions.

               9.8 Pipeline Contract. The transactions contemplated by the Pipeline Contract shall be consummated concurrent with the transactions contemplated by this Agreement.

               9.9 Liens. All liens, claims and encumbrances on the Oil and Gas Interests and the Production Payment shall be released.


                                    ARTICLE X
                                     CLOSING

               10.1 Time and Place of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur on May 30, 1997; provided, however, that if all of the conditions to Closing set forth in Articles VIII and IX have not been satisfied or waived by such date for Closing, the party whose obligations are subject to the conditions that have not been satisfied or waived shall have the right to extend the date of Closing for successive periods of up to seven days each until such conditions shall have been satisfied or waived. The date Closing actually occurs is herein called the "Closing Date". The Closing shall be held at Akin, Gump, Strauss, Hauer & Feld, L.L.P.'s offices located at One Liberty Place, Suite 3600, 1650 Market Street, Philadelphia, Pennsylvania 19103, or at such other location as may be mutually agreed upon by Castle and Purchaser.

               10.2 Closing Obligations. At the Closing, the following events shall occur:

                    (a) Seller and Purchaser shall execute, acknowledge and deliver the Assignment, Assumption and Bill of Sale in the form of Exhibit 10.2 conveying the Assets to Purchaser;

                    (b) Purchaser shall provide executed change of operatorship forms to Seller and Seller shall execute same;

                    (c) Production and Purchaser shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production after the Closing Date from the Leasehold Interests;

                    (d) Seller shall make arrangements to deliver to Purchaser (such delivery to occur not later than the 30th day following the Closing Date), at Purchaser's cost and at a location selected by Seller, originals of all records, as required by this Agreement, pertaining to the Assets;

                    (e) Seller shall provide an officer's certificate to Purchaser confirming no event described in Section 8.7 has occurred;

                    (f) Purchaser shall make the payments described in Section 2.2;

                    (g) Purchaser shall deliver to Seller the certificate and opinion referred to in Sections 8.3 and 8.12, respectively, and Seller shall deliver to Purchaser the certificate and opinion referred to in Sections 9.3 and 9.8, respectively;

                    (h) Seller and Purchaser shall each execute and deliver to the other a Transition Agreement ("Transition Agreement") substantially in the form attached hereto as Exhibit D pursuant to which Seller agrees, for a period of up to six months following the Closing Date, to perform accounting services with respect to the Assets for the benefit of Purchaser in exchange for the payment by Purchaser to Seller $31,000 a month.

                    (i) Exploration shall execute, acknowledge and deliver the Assignment in the form attached hereto as Exhibit 10.2(i) conveying the Production Payment to Purchaser.

                    (j) Seller shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; and

                    (k) Purchaser shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

                                   ARTICLE XI
                            POST-CLOSING OBLIGATIONS

               11.1 Calculation of Adjusted Purchase Price. Within 120 days after the Closing, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, and deliver to Purchaser a statement setting forth each adjustment to the Purchase Price and showing the calculation of such adjustments. From and after Closing and until the Adjusted Purchase Price is finally determined pursuant to this Section 11.1, Seller shall make available to Purchaser such accounting records and other information as may be reasonably necessary for Purchaser to verify the accuracy of the adjustments set forth on such statement. Within 25 days after receipt of such statement from Seller, Purchaser shall deliver to Seller a written report describing all changes (together with explanations there for) that Purchaser proposes be made to such statement, it being agreed that Purchaser's failure to deliver such report to Seller within such time period shall constitute acceptance by Purchaser of Seller's statement. From and after the expiration of such 25-day period, no additional changes to the statement provided by Seller shall be considered by the parties. The parties shall then undertake to agree on the Adjusted Purchase Price no later than 160 days after the Closing. At any time thereafter, any adjustments remaining in dispute or not finally determined and agreed upon may, at the request of either Seller or Purchaser, be submitted for determination to a firm chosen by lot from the following: Ernst & Young and Coopers & Lybrand. Such firm shall make such determination within 30 days following such submission and such determination shall be final and binding upon Seller and Purchaser, with the fees and expenses of such firm to be shared equally by Seller and Purchaser. Following the final determination of the Adjusted Purchase
                                       19

Price pursuant to this Section 11.1, Seller or Purchaser, as the case may be, shall make the payment required pursuant to Section 2.5.

               11.2 Suspended Funds. As soon as practicable after the Closing but in no event later than 30 days after the Closing Date, Seller shall provide to Purchaser a listing showing all proceeds from production attributable to the Leasehold Interests which are currently held in suspense and shall transfer to Purchaser all those suspended proceeds. Purchaser shall be responsible for all obligations relating to such suspended funds, including the accrual of interest (with respect to the period of time from and after the Closing Date) as may be required by law or contract and the proper distribution of all the suspended proceeds to the parties lawfully entitled to them. In addition, Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) arising out of or relating to Purchaser's improper distribution or handling of such suspended proceeds.

               11.3 Receipts and Credits. Subject to Section 11.4 and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets and to the period of time (a) subsequent to the Effective Date, shall be the sole property and entitlement of the Purchaser and, to the extent received by Seller shall promptly disclose, account for and transmit same to Purchaser and (b) prior to the Effective Date, shall be the sole property and entitlement of Seller, and, to the extent received by Purchaser, Purchaser shall promptly disclose, account for and transmit same to Seller. Except as provided otherwise in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price (i) all costs, expenses, disbursements, obligations and liabilities attributable to the Assets and to the period of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay same, or if paid by Purchaser, promptly reimburse Purchaser for the amount paid, and (ii) all costs, expenses, disbursements, obligations, and liabilities attributable to the Assets and to the period of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of the Purchaser, and Purchaser shall promptly pay same, or if paid by Seller, promptly reimburse Seller for the amount paid. Except as provided otherwise in this Agreement and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all uncollected accounts receivable as of the Closing Date attributable to the Assets after the Effective Date shall be assigned to Purchaser, and all uncollected accounts receivable as of the Closing Date attributable to the Assets prior to the Effective Date shall be retained by Seller.

               11.4 Assumption of Liabilities; Cross Indemnity. If the Closing occurs, each Seller and Purchaser agree as follows:

                    (a) Except for the Lawsuit Liabilities, Purchaser hereby assumes and agrees to pay, perform and discharge the following liabilities and obligations (collectively, the "Assumed Obligations"):

                         (i) all liabilities and obligations, that are
attributable to the ownership or operation of the Assets on or after the Closing Date;

                         (ii) subject to the terms of Sections 11.4(c) and (d),
all liabilities and obligations to properly plug and abandon all wells and remove all related facilities and equipment now or hereafter located on the Leasehold Interests and clean up and restore the Leasehold Interests (including all obligations to clean, close and abandon all pits and impoundments) in accordance with applicable laws; and

                         (iii)any and all obligations to make up, deliver or pay
for oil, gas or other hydrocarbons under any gas balancing or similar arrangements affecting the Assets in respect of amounts owed thereunder by Seller as of the Effective Date.

                    (b) Subject to the terms of Article XIII, which shall control with respect to the tax matters covered thereby, and Section 11.4(d), which shall control with respect to the matters covered thereby, Purchaser agrees to indemnify, defend and hold harmless Seller and its agents and representatives (the "Seller Indemnified Parties") from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees, but excluding any amounts reimbursed from third party insurance) (collectively, "Losses") that are attributable to
(i) the Assumed Obligations, (ii) a breach by Purchaser of its representations, warranties, covenants and agreements here under, (iii) any lawsuits brought or claims made after the date hereof and claims made in lawsuits listed on Exhibit
1.1 and amendments or refilings of such lawsuits but only to the extent Purchaser is made a party thereto and the claims raised therein relate to periods of time subsequent to the Closing by or on behalf of any person or entity in its capacity as the owner of either (A) a royalty interest burdening the Oil and Gas Assets or (B) a Working Interest in a unit or well comprising a part of the Oil and Gas Assets, to the extent such lawsuit or claim seeks additional royalty with respect to the period from and after the Closing Date or damages for failure to properly pay royalty and/or arises out of or relates to the purchase, sale or transportation of oil, gas or other hydrocarbon minerals (including the contractual relationships relating or giving rise to any such purchase, sale or transportation) produced from the Leasehold Interests after the Closing Date (excluding, however, any such claims to the extent same are based on the payment of royalties on incorrect volumes), (iv) the ownership or operation of the Assets on or after the Closing Date, in each case without regard to the sole, partial or concurrent negligence of the Seller Indemnified Parties, or (v) Loss resulting from or attributable to the failure of Seller, other than by breach of Section 6.2 hereof, to obtain the consent of a third party to the assignment or conveyance of any Asset to Purchaser;

                    (c) Subject to the terms of Article XIII, which shall control with respect to the tax matters covered thereby, and the terms of
Section 11.4(d), which shall control with respect to the matters covered thereby, Seller agrees to indemnify, defend and hold harmless Purchaser and its agents and representatives (the "Purchaser Indemnified Parties") from and against any and all Losses that are attributable to (i) a breach by any Seller of its representations, warranties, covenants and agreements hereunder, (ii) except to the extent assumed by Purchaser, the Lawsuit Liabilities, or (iii) the ownership or operation of the Assets before the Closing Date (other than any matter with respect to which Purchaser has agreed to indemnify, defend and hold harmless Seller pursuant to clause (b) above), in each case without regard to the sole, partial or concurrent negligence of the Purchaser Indemnified Parties;

                    (d) With respect to any claims made after the Closing Date (whether brought by Purchaser, its Affiliates, third parties or governmental entities or authorities) that involve damage to property, environmental matters (including environmental remediation and restoration costs), injury to or death of persons, or fines or penalties relating to the foregoing and are attributable to the condition of the Assets on the Closing Date ("Property Condition Claims"), Seller and Purchaser agree as follows:

                         (i) Seller shall indemnify, defend and hold harmless
Purchaser from and against any and all Losses arising out of any Property Condition Claims, to the extent such Losses accrued prior to the Closing Date and are attributable to the violation of any environmental or other laws or regulations in effect on the Closing Date (including, as to environmental laws and regulations in effect on the Closing Date, any such laws or regulations that, as of the Closing Date, establish final, specific and identifiable compliance standards that will become effective on or after the Closing Date); and

                         (ii) Purchaser shall indemnify, defend and hold Sellers
harmless from and against any and all Losses arising out of any Property Condition Claims to the extent that such Losses are not covered by the indemnification by Seller set forth in clause (i) preceding; (by way of example, if a release of a hazardous substance in violation of applicable law commences prior to the Closing Date and continues thereafter, and such release results in a Property Condition Claim, Seller would be liable for all Losses resulting from such Property Condition Claim relating to releases occurring prior to the Closing Date and Purchaser would be liable for all Losses relating to releases occurring after the Closing Date);

                    (e) The indemnity, defense and hold harmless obligations set forth in Sections 11.4(b), (c) and (d) above shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions here of, and (ii) either party's costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby;

                    (f) Upon request of Seller, Purchaser agrees to execute and deliver specific assumption agreements with respect to the Assumed Obligations; and

                    (g) The party making a claim under this Section 11.4 is hereinafter referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Section 11.4 is hereinafter referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Section 11.4 shall be asserted and resolved as follows:

                         (i) In the event that any claim or demand for which an
Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel to represent the Indemnified Party and any others the Indemnifying Party may designate in connection with such claim or demand (to the extent they are covered by the Indemnifying Party's indemnity) and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel to retain counsel (but Indemnified Party shall promptly notify the Indemnifying Party that the Indemnified Party has retained such counsel) whose reasonable fees and expenses shall be at the expense of the Indemnifying Party to file any motion, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party, whereupon the Indemnifying Party's counsel shall be substituted for the counsel of the Indemnified Party. In the event that an Indemnifying Party shall retain counsel as provided above, the Indemnified Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for all such Indemnified Parties. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person. No claim or demand may be settled by the Indemnifying Party without the consent of the Indemnified Party, which consent will not be unreasonably withheld. To the extent it shall be determined that the Indemnified Party shall not be entitled to indemnification pursuant to this
Section 11.4, then the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party to or on behalf of the indemnified Party with respect to such matters pursuant to this
Section 11.4. Notwithstanding the above, but without affecting any rights of Purchaser to proceed separately against Seller under this Agreement, unless required to do so, Purchaser shall not join any of the Sellers as a third party defendant to any action solely by reason of Seller's indemnity of Purchaser here under for any breach of Seller's representations hereunder.

                         (ii) In the event any Indemnified Party should have a
claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall as promptly as practical send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. If the claim constitutes a Property Condition Claim and is brought by Purchaser, upon receipt of Purchaser's Claim Notice, Seller shall have the option of either (A) assuming the responsibility of performing operations necessary to bring the condition in compliance with applicable law ("Corrective Operations") or (B) electing not to do so, in which event Purchaser shall perform such operations. In either case the responsibility for such operation shall be allocated to the parties in accordance with the terms of Section 11.4(d). Should Seller fail to respond within 20 Business Days after receipt of Purchaser's Claim Notice, it shall be deemed to have elected not to assume such operation. Should Seller elect to perform such Corrective Operations, it shall promptly commence Corrective Operations and continue the same with diligence until the necessary Corrective Operations have been completed. Should any undue delay by Seller either in the commencement of the Corrective Operations (or in the continuation of the Corrective Operations once commenced) cause a deterioration or other increase in the scope of the Property Condition, any increased costs resulting from such undue delay shall be the responsibility of Seller.

                    Any party performing Corrective Operations under the provisions of the preceding paragraph (a "Performing Party") shall provide the other party with reasonably detailed statements concerning the costs of such Corrective Operations and the costs thereof that it allocates to such party. The party receiving such notice shall as promptly as possible, but in no event more than 15 Business Days after receipt of such statement, pay the amount noted, unless it disputes in good faith its responsibility for the amounts asserted to be due, in which case it shall promptly provide a reasonably detailed explanation of what portion of the invoiced amount it is contesting and the reasons therefor, and shall make payment to the Performing Party for any uncontested amounts.

                         (iii)In the event that either party, acting in the
normal course of its business, pays any cost or expense for which it is indemnified by the other party hereunder, the paying party shall provide proof satisfactory to the other party of the payment of such cost or expense, whereupon the Indemnifying Party shall reimburse the paying party for such cost or expense, provided, however, that the Indemnifying Party shall not be obligated to so reimburse the paying party to the extent that (A) the Indemnifying Party in good faith disputes its liability to the third party in question for such cost or expenses, (B) the third party in question withholds its agreement to regard the paying party payment as a full discharge and satisfaction of the cost or expense, or (C) the Indemnifying Party makes a payment of such cost or expense directly to the third party in question.

               11.5 Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

               11.6 Termination of Contribution Agreement. Seller shall have either (a) obtained termination agreement in a form satisfactory to Purchaser and duly executed by all parties thereto of the Contribution Agreement dated as of August 1, 1993 between, among others, Seller and MG Natural Gas Corporation, or (b) from and after the Closing Date and throughout the term thereof, Seller shall pay Purchaser the amount Purchaser would be entitled to receive and has not received under the May 1, 1993 Gas Purchase Contract between Castle Production Corporation and MG Natural Gas Corp., as amended, as if such Contribution Agreement had been terminated, with all such payments to be calculated in accordance with and pursuant to the terms and provision of such gas purchase contract. In the case of proceeds from producing horizons in wells that are producing as of the date hereof (proved developed producing reserves), such proceeds shall be computed without deduction for transportation costs.


                                   ARTICLE XII
                                   TERMINATION

               12.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated:

                    (a) At any time at or prior to Closing by mutual consent of Seller and Purchaser;

                    (b) At any time at or after June 16, 1997, by Seller or Purchaser if the Closing shall not have occurred by such date; and

                    (c) By Seller or Purchaser on or before 5:00 p.m. Central Daylight Time on May 28, 1997, if the Report reveals the existence of environmental conditions on the real property interests constituting a part of the Oil and Gas Assets or the assets constituting the "Pipeline Assets" as defined in Pipeline Contract that require remedial action under applicable environmental laws as in effect on the date of the Report which reasonably estimated will cost in excess of $6,000,000 (utilizing the most cost-effective method of remediation as chosen), it being agreed that prior to the exercise by Seller of such termination right, Purchaser shall have the right to assume liability for any portion of such remediation costs in excess of $6,000,000, in which event any amounts so assumed by Purchaser shall not be counted towards such $6,000,000 amount (if the Closing occurs, such remediation expenses shall, except to the extent assumed by Purchaser, be the responsibility of Seller, as set forth in Section 11.4 above); provided, however that no such party may exercise any right of termination pursuant to this Section 12.1 if the event giving rise to such termination right shall be due to the willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

               12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.4, 5.4, 7.1, 7.2, 7.3, 12.2, 16.1 through 16.9, 16.12, 16.13, and the last two sentences of Section 16.17, which shall survive such termination and continue in full force and effect); provided, however, that, if either party is in default of its obligations under this Agreement at the time this Agreement is so terminated, such defaulting party shall continue to be liable to the other party for damages (but in no event for specific performance) in respect of such default and such liability shall not be affected by such termination (in the case of Purchaser, such damages shall include all actual damages incurred or suffered by Purchaser in connection with this Agreement, specifically including, without limitation,
(a) all reasonable out-of-pocket costs and expenses incurred by Purchaser for legal, engineering, environmental, accounting and other professional services furnished in connection with this Agreement and the transactions contemplated hereunder and (b) all reasonable costs and expenses incurred, and damages sustained, by Purchaser in connection with Purchaser's efforts to protect against any pricing risk associated with the transactions contemplated hereunder, including, without limitation, the costs of liquidating any hedged positions maintained by Purchaser in anticipation of the consummation of the transactions contemplated here under, but in no event shall the sum of Purchaser's damages exceed $6,250,000). Notwithstanding anything to the contrary contained in this Agreement, upon any valid termination of this Agreement pursuant to Section 12.1, Seller, shall be free immediately to enjoy all rights of ownership of the Assets, as applicable, and to sell, transfer, encumber or otherwise dispose of the same to any party without any restriction under this Agreement; and Purchaser shall be liable for all actual, incidental and consequential damages (including, without limitation, lost profits) if it attempts to interfere in any way with any such enjoyment or action by Seller.


                                  ARTICLE XIII
                                      TAXES

               13.1 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (other than income taxes or franchise taxes) ("Property Taxes") attributable to the Assets with respect to the tax period in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and the Purchaser. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period during which the Effective Date occurs. If Seller is the owner of record on the assessment date, then Purchaser shall pay to such party Purchaser's pro rata portion of Property Taxes within 30 days after receipt of an invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 2.3. If Purchaser is the owner of record as of the assessment date, then Seller shall pay to Purchaser its pro rata portion of Property Taxes within 30 days after receipt of Purchaser's invoice therefor.

               13.2 Sales Taxes. The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of the Assets pursuant to this Agreement. Purchaser, however, shall be liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer, stamp or similar taxes should any be determined to be due on the transfer of the Assets pursuant to this Agreement or the consummation of any of the other transactions contemplated hereunder. Purchaser shall indemnify and hold Seller, harmless with respect to the payment of any such taxes, including any interest or penalties assessed thereon.

               13.3 Other Taxes. All taxes (other than income taxes or franchise taxes) attributable to the Assets that are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between Seller and Purchaser based upon the respective shares of production taken by such parties. All such taxes that accrue with respect of the period prior to the Closing Date have been or will be properly paid or withheld by Seller, although such taxes for the period between the Effective Date and the Closing Date will be taken into account as an adjustment to the Purchase Price pursuant to Section 2.3(a)(i) and all statements, returns, and documents pertinent thereto have been or will be properly filed. Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes that accrue after the Closing Date and for filing all statements, returns, and documents incident thereto.

               13.4 Cooperation. Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction or the Securities and Exchange Commission. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax return or other confidential tax information.

               13.5 Indemnification for Tax Obligations.

                    (a) Subject to the provisions of Section 13.5(b), Seller shall indemnify Purchaser for all liabilities that are assessed against Purchaser for foreign, federal, state, local or Indian Tribal taxes (other than income or franchise taxes) in respect of the ownership or operation of the Assets prior to the Effective Date, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of the Purchaser), to the extent such liabilities exceed the amounts of such taxes paid by Seller; provided that Seller shall be entitled to all refunds or rebates of taxes paid in respect of the ownership or operation of the Assets prior to the Effective Date that may be received by Seller or Purchaser. Subject to the provisions of
Section 13.5(b), Purchaser shall indemnify Seller for all liabilities that are assessed against Seller for foreign, federal, state, local or Indian Tribal taxes (other than income or franchise taxes), together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Seller), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Date; provided, however, that such indemnity shall not apply to severance or production taxes on oil and gas production from the Oil and Gas Assets on or after the Effective Date to the extent (but only to the extent) such taxes are included in the determination of the Adjusted Purchase Price, and provided further, however, that Purchaser shall be entitled to all refunds or rebates of severance or production taxes on oil and gas production from the Oil and Gas Assets on or after the Effective Date that may be received by Seller or Purchaser, except to the extent (but only to the extent) such refunds or rebates are included in the determination of the Adjusted Purchase Price.

                    (b) In order for Seller or Purchaser ("Claimant") to make a claim against the other ("Indemnitor") under this Section 13.5, Claimant shall give prompt notice to Indemnitor of any liability for which Claimant would claim indemnification under this Article XIII, which notice shall include the circumstances surrounding such liability. Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within 30 days after Indemnitor receives Claimant's notice. Should Indemnitor elect not to contest such liability, Indemnitor shall pay the full amount due under Section 13.5(a) in respect of such liability to Claimant in cash within 60 days after Indemnitor receives Claimant's notice. Except as specifically provided in this Section 13.5 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any action, suit, or proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect. With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the party having the greater ultimate liability (including liability under Section 13.5(a) for the taxes in dispute). The party in control may not adjust, compromise or settle taxes which are contested by or on behalf of the other party without the consent of the other party, which consent shall not be unreasonably withheld. With respect to any liability contested by Indemnitor under the terms of this Section 13.5(b), Indemnitor shall pay the full amount due under Section 13.5(a) in respect of such liability to Claimant in cash within 30 days after the liability is finally determined either by settlement or pursuant to the final unappealable judgment of a court of competent jurisdiction.


                                   ARTICLE XIV
                               DOCUMENT RETENTION

               14.1 Inspection. As used in this Article XIV, "Documents" shall mean all files, documents, books and records delivered to Purchaser by Seller pursuant to the provisions of this Agreement, including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records relating to the operation of the Assets during the Interim Period. Subject to the provisions of Section 14.2, Purchaser agrees that the Documents shall be open for inspection by representatives of Seller as applicable, at reasonable times and upon reasonable notice during regular business hours for a period of 10 years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees that such documents and materials as shall be retained by Seller as applicable, and that are related to the Assets or the conduct of business or the operation of the Assets, shall be open for inspection by representatives of Purchaser at reasonable times and upon reasonable notice during regular business hours for a period of 10 years following the Closing Date and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.

               14.2 Destruction. Without limiting the generality of the foregoing, for a period of 10 years after the Closing Date (or for such longer period as may be required by law or governmental regulation), Purchaser shall not destroy or give up possession of any original or final copy of the Documents without first offering Seller the opportunity, at such party's expense (without any payment to Purchaser), to obtain such original or final copy or a copy thereof. After the conclusion of such period, Purchaser shall offer to deliver to such party, at such party's expense (without any payment to Purchaser), the Documents prior to destroying same.

               14.3 Access. Seller and Purchaser each shall use its best efforts to afford the other access to (a) in the case of Seller employees of such entity who remain employees of any such entity or an Affiliate following the Closing Date but are familiar with the operations of the Assets and (b) in the case of Purchaser, employees of Purchaser or an Affiliate which Seller shall reasonably request for its proper corporate purposes, including without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all out-of-pocket expenses (including wages and salaries) reasonably incurred by any party in connection with this Section 14.3 shall be paid or promptly reimbursed by the party requesting such services.

                                   ARTICLE XV
                    INDEPENDENT INVESTIGATION AND DISCLAIMER

               15.1 Independent Investigation and Disclaimer. Purchaser acknowledges that (a) it has had and pursuant to this Agreement will have prior to the Closing access to the Assets, the officers and employees of Seller, and the books, records, and files of such entities relating to the Assets and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and the records related there to, and upon the representations, warranties and covenants in this Agreement. Accordingly, Purchaser acknowledges that, except as expressly set forth herein, Seller has made no, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) THE CONDITION OF THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (ii) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER (INCLUDING, WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL, GEOPHYSICAL AND SEISMIC DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING); AND PURCHASER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY PURCHASER OR BY OTHERS RELYING ON PURCHASER'S ADVICE, BASED ON THE GEOLOGICAL MAPS, RECORDS, LOGS AND OTHER DATA TRANSFERRED UNDER THIS AGREEMENT, provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of Seller set forth in Article IV hereof, the covenants of Seller set forth in Article VI or the obligations of Seller under Section 11.4. As used in this Section 15.1, the term "Seller" shall include the agents and representatives of such parties.


                                   ARTICLE XVI
                                  MISCELLANEOUS

               16.1 Governing Law. This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to any conflict of law rules that would direct application of the laws of another jurisdiction.

               16.2 Entire Agreement. This Agreement, including all Exhibits attached hereto and made a part hereof, constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

               16.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

               16.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

               16.5 Assignment. Neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party and any assignment made without such consent shall be void; provided, however, that Purchaser shall have the right to grant a security interest in its rights and obligations hereunder or to assign all or any part its rights or obligations hereunder to any Affiliate of Purchaser. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

               16.6 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the relevant party hereto (except that notice given by telecopier shall be deemed given and received upon receipt only if received during normal business hours and if received other than during normal business hours shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the parties shall be as follows:

                    For Seller:

                         Mailing and Street Address:

                         Castle Energy Corporation
                         One Radnor Corporate Center, Suite 250
                         100 Matsonford Road
                         Radnor, Pennsylvania 19087
                         Attn:Joseph L. Castle
                         Telecopy No.: (610) 955-0409

                    For Purchaser:

                         Mailing and Street Address:

                         Union Pacific Resources Company
                         801 Cherry Street
                         Fort Worth, Texas 76102
                         Attn:  William M. Searcy
                         Telecopy No.: (817) 877-6093

          Each party shall have the right, upon giving 10 days' prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

               16.7 DTPA Waiver. To the extent applicable to the Assets or any portion thereof, Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17555, which is not waived), Tex. Bus. & Com. Code. In order to evidence its ability to grant such waiver, Purchaser hereby represents and warrants to Seller that Purchaser (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (d) is not in a significantly disparate bargaining position.

               16.8 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants).

               16.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

               16.10 Publicity. Seller and Purchaser shall consult with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity or other release without the prior written consent of the other party.

               16.11 Use of Names. As soon as practicable after the Closing, Purchaser shall remove or cause to be removed the names and marks used by each Seller and all variations and derivatives thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos. In the event Purchaser has not completed such removal within 60 days after Closing, Seller shall have the right but not the obligation to cause such removal, and Purchaser hereby grants Seller access to the Assets for such purpose. In addition, Purchaser shall reimburse Seller for any costs or expenses incurred thereby by Seller.

               16.12 Consequential Damages. Except as expressly provided in
Section 2.2 or the last sentence of Section 12.2, the parties waive any rights to incidental or consequential damages resulting from a breach of this Agreement, including, without limitation, loss of profits.

               16.13 No Third Party Beneficiary. This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

               16.14 Survival Limitation of Liability. Except with respect to the covenants set forth in Sections 6.1, 6.2 and 6.3, the representations, warranties, covenants and obligations of the parties under this Agreement shall survive the Closing; provided, however, that any claim with respect to the breach thereof may be made only if the party claiming a breach thereof shall have notified the breaching party (i) on or before the first anniversary of the Closing Date in the case of Section 4.6, (ii) on or before the Closing Date in the case if Sections 4.12, 4.14 and 4.16, (iii) on or before the 120th day following the Closing Date in the case of Sections 4.8 and 4.13, (iv) on or before the 180th day following the Closing Date in the case of Sections 4.7, 4.9, 4.10, 4.11, 4.15 and 4.17 and (v) at any time in the case of all other provisions.

               16.15 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference. The inclusion of an item by Sellers on an Exhibit shall not be deemed to be an admission by Sellers that such item satisfies any materiality or other qualifiers set forth in the Section of the Agreement to which such Exhibit relates.

               16.16 Operatorship. Notwithstanding anything herein to the contrary, Seller does not represent or warrant to Purchaser that Purchaser will succeed to Seller's operatorship of any unit or well constituting a part of the Oil and Gas Assets. Purchaser acknowledges and agrees that Purchaser will be required to comply with the terms of any applicable operating agreement, unit operating agreement or other contract relating to any elections or selection procedures in order to succeed Seller as operator there under. Purchaser shall reimburse Seller for all filing and related fees payable in connection with the filing of any change of operatorship forms executed by Purchaser. In addition, Purchaser shall provide Seller with evidence of the acceptance of and the change of operatorship resulting from the filing of any such forms.

               16.17 Environmental Investigation and Report. On or prior to the date hereof, Purchaser has engaged the consulting firm of Pilko & Associates (the "Consultant") to prepare and deliver on or before May 25, 1997, an environmental report of the Assets (the "Report"). Seller agrees to cooperate fully with respect to the Report and the investigation to be conducted by Consultant necessary to prepare such Report. A Seller employee shall have the opportunity to be present during any on-site environmental investigations or inspections conducted by the

Consultant. Purchaser shall, except where otherwise required by applicable law, cause all information contained in the Report or obtained as a result of the investigation conducted by the Consultant to be maintained in confidence, used only for internal purposes and not disclosed to any third party without prior written consent of the other.

               16.18 Recordable Assignment. Sellers and Purchaser acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Assignment, Assumption and Bill of Sale executed and delivered at Closing by Seller and Purchaser (or Purchaser's assignee) covering the Oil and Gas Assets, the terms and provisions of this Agreement shall control.

               16.19 Casualty and Condemnation. If after the Effective Time and prior to the Closing any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof, except as provided in this Section 16.19. Purchaser or Seller shall have the right to elect to terminate this Agreement on or before the Closing Date if the value of all Assets affected by any one or more casualties, takings or proceedings or threats thereof exceeds 30% of the Purchase Price, in the aggregate. For purposes of this section 16.19, the value of the Assets affected by such matters shall be the portion of the Purchase Price which would be attributable to such Assets pursuant to Section 6.8 hereof if such Assets were subject to preferential purchase rights. After the date of this Agreement, without Purchaser's prior written consent, no insurance proceeds, condemnation awards or other payments will be committed, used or applied by Seller to repair, restore or replace a damaged or taken Asset if the cost to repair, restore or replace any such damaged or taken Asset is projected to exceed $50,000.00. To the extent the same are not used or applied by Seller prior to the Closing Date in accordance with this Section 16.19, Seller shall at the Closing pay to Purchaser all sums paid to Seller by reason of such destruction or taking. In addition, Seller shall assign, transfer and set over unto Purchaser at Closing, all of the right, title and interest of Seller in and to any unpaid insurance proceeds, condemnation awards or other payments arising out of such destruction or taking and shall cooperate with Buyer in its efforts to collect same.




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                                       34

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                 CASTLE

                                 CASTLE ENERGY CORPORATION



                                 By:
                                    --------------------------------------
                                    Joseph L. Castle II
                                    President


                                 CASTLE TEXAS PRODUCTION
                                 LIMITED PARTNERSHIP

                                 By:  Castle Production Company, General Partner



                                 By:
                                    --------------------------------------
                                    Richard E. Staedtler
                                    Vice-President



                                 CASTLE EXPLORATION INC.



                                 By:
                                    --------------------------------------
                                    Richard E. Staedtler
                                    Vice-President


                                 PURCHASER

                                 UNION PACIFIC RESOURCES COMPANY



                                 By:
                                    --------------------------------------

                                                               Exhibit 4.13
                                                               ------------

                             Missing Licenses and Permits
                             ----------------------------

                         None.

                                                                Exhibit 4.9
                                                                -----------

                                   Basic Documents
                                   ---------------

               Gas Contract, dated May 1, 1993 between the Production Company and MG Natural Gas Corp., as amended August 1, 1993, August 31, 1993 and September 30, 1993.